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                                                                                                EXHIBIT 11
                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
                    Computation of Income Per Common Share

Income per common share was computed by dividing income by the weighted average number of common and common equivalent shares outstanding during each year. The treasury stock method was applied to those stock options that would have a dilutive effect on income per share. The average market price of the Registrant's stock was used in determining income per common share, while the year-end market price (if greater than the average market price) was used in determining income per common share - assuming full dilution.

The weighted average number of common and common equivalent shares used in these computations were:


       Income Per Common Share                                          1995              1994             1993
------------------------------------                                    ----              ----             ----
(in thousands except per share data)

Weighted average shares outstanding                                    45,313            45,458           45,738
Effect of dilutive options                                                546               499              555
                                                                       ------            ------           ------


      Total                                                            45,859            45,957           46,293
                                                                       ======            ======           ======

Net income                                                            $51,610           $46,770          $39,780
                                                                       ======            ======           ======

Net income per share                                                  $  1.13           $  1.02          $   .86
                                                                       ======            ======           ======


       Assuming Full Dilution
(in thousands except per share data)

Weighted average shares outstanding                                    45,313            45,458           45,738
Effect of dilutive options                                                665               515              555
                                                                       ------            ------           ------

      Total                                                            45,978            45,973           46,293
                                                                       ======            ======           ======

Net income                                                            $51,610           $46,770          $39,780
                                                                       ======            ======           ======

Net income per share                                                  $  1.12           $  1.02          $   .86
                                                                       ======            ======           ======
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